Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to us under the heading “Experts” and to the use of our report dated January 12, 2007 related to the statement of revenues over certain operating expenses of International Financial Tower for the year ended December 31, 2005 in Amendment No. 4 to Registration Statement No. 333-125643 and related Prospectus of Wells Real Estate Investment Trust II, Inc. for the registration of 475,000,000 shares of its common stock.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

April 16, 2007